Exhibit 21

Subsidiaries of VASCO Data Security International, Inc.

Name of Subsidiary	State or Country of Incorporation
VASCO Data Security, Inc.	Delaware, U.S.A.
VASCO Data Security Europe NV/SA	Belgium
VASCO Data Security NV/SA	Belgium
VASCO Data Security Asia-Pacific Pte. Ltd	Singapore
VASCO Data Security Pty Ltd	Australia
VASCO Data Security Australia Pty Ltd	Australia
VASCO Data Security B.V.	The Netherlands
VASCO Data Security Austria GmbH	Austria
Able NV	Belgium
VASCO Data Security International, GmbH	Switzerland
VASCO Data Security Solutions, GmbH	Switzerland
VASCO Segurança de Dados Brasil Ltda.	Brazil
Kabushiki Kaisha VASCO Data Security Japan	Japan
VASCO Data Security Private (India) Limited	India
VASCO Data Security UK Limited	United Kingdom
VASCO Data Security France SAS	France
VASCO Software (Beijing) Co. Ltd.—FICE	Peoples Republic of China
DigiNotar B.V	The Netherlands
DigiNotar Notariaat B.V.	The Netherlands
Alfa & Ariss, B.V.	The Netherlands
VASCO Data Security Middle East FZE	United Arab Emirates
Cronto Limited	United Kingdom
Risk IDS Limited	United Kingdom